EXHIBIT 4(b)

KEYPORT LIFE INSURANCE COMPANY

A Stock Company

125 High Street, Boston, Massachusetts 02110

This Certificate describes the benefits and provisions of the Group Contract. The Group Contract, as issued to the Group Contract Owner by Us with any riders or endorsements, alone makes up the agreement under which benefits are paid. The Group Contract may be inspected at the office of the Group Contract Owner. In consideration of any application for this Certificate and the payment of purchase payments, We agree, subject to the terms and conditions of the Group Contract, to provide the benefits described in this Certificate to the Certificate Owner.

If this Certificate is In Force on the Income Date, We will begin making income payments to the Annuitant. We will make such payments according to the terms of the Certificate and Group Contract.

RIGHT TO EXAMINE CERTIFICATE: You may cancel this Certificate within fifteen (15) days after You receive it by mailing it to Keyport Life Insurance Company, 125 High Street, Boston, MA 02110 or to the agent through whom You purchased the Certificate. If so returned and cancelled, We will treat the Certificate as though it were never issued. Upon receipt of the Certificate, We will promptly refund Your purchase payment, including any charges We may have previously deducted and adjusted for either positive or negative investment experience, if applicable, without consideration of the Premium Credit. We bear any investment loss, or retain any investment gain, produced by the Premium Credit if You cancel this Certificate during the Right to Examine Certificate period.

Read This Certificate Carefully.

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          Secretary                                                     President

Variable Annuity Certificate

Flexible Purchase Payments

Up-Front Bonus Premium Credit

Deferred Income Payments

Nonparticipating - No Dividends

ANNUITY PAYMENTS AND OTHER VALUES, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. THIS IS EXPLAINED FURTHER ON PAGES 11, 12, 18 AND 19.

Definitions

Accumulation Period: The period prior to the Income Date during which Purchase Payments may be made by a Certificate Owner.

Accumulation Unit: An accounting unit used to calculate a Certificate Owner's interest in a Sub-account of the Variable Account during the Accumulation Period.

Adjusted Certificate Value: The Certificate Value less any applicable taxes relating to a Certificate and Certificate Maintenance Charge. This amount is applied to the applicable Annuity Tables to determine Annuity Payments.

Annuitant: The natural person on whose life Annuity Payments are based, and to whom any Annuity Payments will be made starting on the Income Date.

Annuity Options: Options available for Annuity Payments.

Annuity Payments: The series of payments made to the Annuitant, starting on the Income Date, under the Annuity Option selected.

Annuity Period: The period after the Income Date during which Annuity Payments are made.

Annuity Unit: An accounting unit used to calculate Variable Annuity Payments during the Annuity Period.

Beneficiary: The person(s) or entity(ies) who controls the Certificate if any Certificate Owner dies before the Income Date.

(Definitions continue on page 4)

KEYPORT LIFE INSURANCE COMPANY

125 High Street, Boston, MA 02110

Certificate Schedule
GROUP CONTRACT OWNER	Keyport Insurance Trust VI
GROUP CONTRACT NUMBER	BVA001
CERTIFICATE NUMBER	[123455]
CERTIFICATE OWNER	[John Q. Public, male, 1/1/40]
JOINT CERTIFICATE OWNER	[Jane Q. Public, female, 2/29/40]
ANNUITANT	[Thomas Doe, male, 11/22/60]
COVERED PERSON(S)	[Certificate Owner, Joint
Certificate Owner, Annuitant]
ISSUE STATE	[Rhode Island]
IRS PLAN TYPE	[Non-Qualified]
CERTIFICATE DATE	[November 1, 2000]
INCOME DATE	[November 1, 2015]
INITIAL PURCHASE PAYMENT	[$10,000]
MINIMUM INITIAL PAYMENT	$10,000
MINIMUM ADDITIONAL PAYMENT	$250
PREMIUM CREDIT PERCENTAGE	[3%][4%][5%]

OPTIONAL DEATH BENEFIT SELECTED	[NONE][OPTION 1 - GREATEST ANNIVERSARY VALUE DEATH BENEFIT][OPTION 2 - LEVERAGED EARNINGS DEATH BENEFIT]

OPTIONAL DEATH BENEFIT CHARGE	[0.15%][N/A]

Charges

Distribution Charge: We deduct 0.000411% of the assets in each Variable Account Sub-Account on a daily basis (equivalent to an annual rate of 0.15%) to compensate Us for a portion of Our distribution costs.

Administrative Charge: None.

Mortality and Expense Risk Charge: We deduct 0.003404% of the assets in each Variable Account Sub-account on a daily basis (equivalent to an annual rate of 1.25%) for Our mortality and expense risks.

Certificate Maintenance Charge: We currently charge $36 to cover a portion of Our ongoing Certificate maintenance expenses. We may change the amount before the Income Date. The charge is incurred at the beginning of the Certificate Year and is deducted on each Certificate Anniversary and at the time of total surrender. In Certificate Years two and after, We will waive the Certificate Maintenance Charge if the Certificate Value is $50,000 or greater, or if You made additional purchase payment(s) of at least $2,000, and no partial withdrawals, in the previous Certificate Year.

Transfer Charge: Currently none; however, We reserve the right to charge $25 for a transfer if You make more than 12 transfers per Certificate Year.

Surrender Charge: At the time of each partial withdrawal or at total surrender a contingent deferred sales charge is imposed as a percentage of each Purchase Payment during the [seven] [eight] [nine] years after the date of its payment, as follows:

Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	[Year 8]	[Year 9]
8%	8%	8%	7%	6%	5%	4%	[3%]	[2%]

Thereafter 0%.

Initial Purchase Payment Allocation

Currently, Certificate Owners can select [31] Sub-accounts and the Fixed Account. We reserve the right to increase or decrease the number of available Sub-accounts. The minimum You may allocate to any Sub-account or the Fixed Account is 5% of any Purchase Payment. Your initial Purchase Payment has been invested as follows:
[AIM Capital Appreciation	x%
AIM International Equity	x%
AIM Value	x%
Alliance Growth & Income	x%
Alliance Premier Growth	x%
Alliance Technology	x%
Alliance Worldwide Privatization	x%
Colonial High Yield Securities	x%
Colonial Strategic Income	x%
Colonial U.S. Growth & Income	x%
Fidelity Dynamic Capital Appreciation	x%
Fidelity Equity Income	x%
Fidelity Growth Opportunities	x%
Liberty S&P 500 Index	x%
Liberty Select Value	x%
MFS Emerging Growth	x%
MFS Growth	x%
MFS Growth with Income	x%
MFS New Discovery	x%
Newport Tiger	x%
Rydex Financial Services	x%
Rydex Health Care	x%
Rydex OTC	x%
Stein Roe Balanced	x%
Stein Roe Growth Stock	x%
Stein Roe Money Market	x%
Stein Roe Mortgage Securities	x%
Wanger Foreign Forty	x%
Wanger International Small Cap	x%
Wanger Twenty	x%
Wanger U.S. Small Cap	x%

Fixed Account - 1 Year	x%
Fixed Account - 3 Years	x%
Fixed Account - 5 Years	x%
Fixed Account - 7 Years	x%]

Transfer Guidelines

Number of Transfers and Transfer Charge: Currently, Certificate Owners are permitted 12 transfers per Certificate Year during the Accumulation Period and 1 transfer every 6 months during the Annuity Period. We reserve the right to change, upon notice, the frequency of transfers You may make. We also reserve the right to impose a charge for any transfer in excess of 12 per Certificate Year. The transfer charge is shown in the Charges section of the Schedule.

Minimum amount to be transferred: None.

Minimum amount which must remain in a Sub-account after transfer: None.

Limitations on transfers from Fixed Account: Transfers during a Certificate Year from the Fixed Account to the Variable Account are limited to 25% of the Fixed Account Value at the beginning of the Certificate Year. This limitation will be waived if a systematic program of monthly transfers has been established.

Partial Withdrawals

You may make partial withdrawals during the Accumulation Period without incurring a surrender charge, as follows:
(1)	In any Certificate Year after the first, You may withdraw an aggregate amount not to exceed 10% of Your Certificate Value as of the preceding Certificate Anniversary.

We will collect the surrender charge shown on the Schedule with respect to partial withdrawals in excess of the amount described in (1) above.

Minimum withdrawal amount: $300, unless the withdrawal is made pursuant to Our systematic withdrawal program, in which case the minimum withdrawal is $100.

Minimum Certificate Value which must remain after a partial withdrawal: $2,500.

Death Benefits

Adjustment of Certificate Value

We will adjust the Certificate Value under the following circumstances:

(1)

After the death of a Covered Person, We will compare to the Certificate Value the Death Benefit amount defined in the Certificate Schedule on the date We receive a Written Request from the Designated Beneficiary for a total surrender for an available Death Benefit, and all necessary documentation including due proof of death. If the Certificate Value is less than the Death Benefit, We will increase the Certificate Value by the amount of the difference. We will similarly compare the Certificate Value to the Death Benefit, and increase the Certificate Value by the amount of the difference if the Death Benefit is greater, if the Designated Beneficiary instead elects to continue the Certificate, but in such cases full distribution of the proceeds under the Certificate must generally be taken within five years following date of death.

(2)	(a)

However, if the sole Designated Beneficiary is the decedent's spouse, and he or she elects to continue the Certificate upon the death of the Covered Person, We will not adjust the Certificate Value based on the Death Benefit available.

(b)

If the decedent is an Annuitant who is different from You, You are a natural person, and You elect to continue the Certificate, We will not adjust the Certificate Value based on the Death Benefit available.

(3)

If the Certificate is continued in either case described in Section (2)(a) or (2)(b), the Death Benefit will continue unaffected and will be available upon the next death of a Covered Person. However, the Certificate provision described in Section (2)(a) may only be exercised once during the life of the Certificate, as described in the Death Provisions section of the Certificate.

Waiver of Surrender Charges

If the Certificate is surrendered for a Death Benefit upon a death described in "Adjustment of Certificate Value", any surrender or Certificate maintenance charges, and any Fixed Account Market Value Adjustment, if applicable, will not be applied to the Certificate Value. We will not waive any premium taxes that may be due upon surrender of the Certificate.

Death Benefit Amount

Standard Death Benefit: Purchase Payment Death Benefit

On the Certificate Date the standard Death Benefit is the initial Purchase Payment. On subsequent Valuation Dates, the standard Death Benefit is calculated as follows:

(1)	Start with the Death Benefit from the prior Valuation Date;
(2)

Add to (1) any additional Purchase Payments paid during the current Valuation Period and subtract from (1) any partial withdrawals (including any associated surrender charge incurred) made during the current Valuation Period.

Optional Death Benefits

Two Optional Death Benefits are available under the Certificate. You may select one or the other of the Optional Death Benefits, or no Optional Death Benefits. You may not select both Optional Death Benefits. The Optional Death Benefits may be selected only when the Certificate is issued. Once selected, an Optional Death Benefit may not be revoked. The charge for either Optional Death Benefit is shown on page 3, and is calculated as further described below (see "Charge for Optional Death Benefits," page 3F).

Optional Death Benefit 1: Greatest Anniversary Value Death Benefit

If Optional Death Benefit 1 is selected, as shown on page 3, on the Certificate Date and all subsequent Valuation Dates, the Optional Death Benefit is calculated as follows:
(1)	Determine the standard Death Benefit;
(2)	(a)	Determine the Certificate Value for each Certificate Anniversary (the "Anniversary Value") before the 86th birthday of the decedent;
	(b)	Increase each Anniversary Value by any Purchase Payments and Premium Credits made after that Value's Anniversary;
(c)

Decrease each Anniversary Value by the following amount calculated at the time of each partial withdrawal made after that Value's Anniversary: (i) the partial withdrawal amount (including any associated surrender charge incurred) divided by the Certificate Value immediately preceding the withdrawal, (ii) multiplied by the Anniversary Value immediately preceding the withdrawal;

	(d)	Select the greatest Anniversary Value after the adjustments in (b) and (c) above;
(3)	Set the Optional Death Benefit equal to the greater of (1) and (2).

Generally, Purchase Payments and partial withdrawals may not be made after the death of a Covered Person. If a partial withdrawal(s) is made after the death of a Covered Person, We may choose not to apply the calculation described in Section (2)(c) above (i.e., at Our option, We may not apply the proportional reduction to a Certificate's Anniversary Value(s) for each such partial withdrawal(s)), but instead may deduct such partial withdrawal(s) from a Certificate's Anniversary Value(s) on a direct (i.e., dollar-for-dollar) basis.

Even if You select Optional Death Benefit 1, only the standard Death Benefit will apply upon the death of any Covered Person who was attained age 85 or greater on the Certificate Date. Please see Your prospectus for additional information and examples of how Optional Death Benefit 1 is calculated.

Optional Death Benefit 2: Leveraged Earnings Death Benefit

If Optional Death Benefit 2 is selected, as shown on page 3, on the Certificate Date and all subsequent Valuation Dates, the Optional Death Benefit is calculated as follows:

(1)	Determine the standard Death Benefit;
(2)	(a) Multiply the lesser of (i) Purchase Payment(s) less any partial withdrawals, and (ii) the Certificate Value less Purchase Payment(s), by
(b)

0.40 (40%) if the Covered Person was attained age 75 or less on the Certificate Date, or by 0.25 (25%) if the Covered Person was attained age 76, but less than attained age 85, on the Certificate Date;

(3)	Set the Optional Death Benefit equal to the sum of (1) and any positive result obtained in (2).

Even if You select Optional Death Benefit 2, only the standard Death Benefit will apply upon the death of any Covered Person who was attained age 85 or greater on the Certificate Date. Please see Your prospectus for additional information and examples of how Optional Death Benefit 2 is calculated.

Change of Covered Person(s) and Other Exceptions

If all existing Covered Persons under a Certificate have not reached age 86, and You change a Covered Person(s) under the Certificate, then the age of the new Covered Person(s) will become additional measuring age(s) for determining when all Covered Person(s) under the Certificate have reached age 86. If, however, all existing Covered Person(s) under a Certificate have reached age 86, the Certificate's greatest Anniversary Value prior to age 86 of each of the Covered Person(s) will have been determined by Us and fixed for purposes of Optional Death Benefit 1. Once so determined, a Certificate's greatest Anniversary Value is fixed for the life of the Certificate and We will not readjust it, except for withdrawals or additional Purchase Payments and Premium Credits, even if You name a new Covered Person who is less than age 86. If You name new Covered Person(s) after all existing Covered Person(s) have reached age 86, and a Death Benefit is paid under the Certificate upon the death of a new Covered Person(s), then We will consider, for purposes of determining the Certificate's greatest Anniversary Value, all Certificate Anniversaries prior to age 86 of the youngest of the prior existing Covered Person(s).

If you select Optional Death Benefit 2, and subsequently You change a Covered Person(s) under the Certificate, the percentage We use under Section (2)(b) of "Optional Death Benefit 2: Leveraged Earnings Death Benefit," above, will be 25%, for purposes of determining the amount of the Optional Death Benefit upon any death of such new Covered Person(s).

Charge for Optional Death Benefits

The charge for either of the Optional Death Benefits is shown on page 3 of the Certificate Schedule. We will multiply the percentage charge shown by the Certificate Value, or the Optional Death Benefit amount for any Covered Person under the Certificate, whichever is greater, and deduct the result from the Certificate Value annually beginning with the fist Certificate Anniversary. In cases of full surrender between Certificate Anniversary dates, the Optional Death Benefit charge will be calculated on a pro rata basis. In the case of a full surrender of the Certificate for an available Death Benefit, We will waive the Optional Death Benefit charge accrued between the date of surrender and the previous Certificate Anniversary. We will continue to collect the charge for the Optional Death Benefit as long as the Certificate is In Force. Please see Your prospectus for additional information on how the charge for the Optional Death Benefits is calculated and collected.

The Variable Separate Account

Sub-accounts investing in shares of mutual funds

Variable Account A is a unit investment trust variable separate account, organized in and governed by the laws of the State of Rhode Island, Our state of domicile. Variable Account A is divided into Sub-accounts. Each Sub-account listed below invests in shares of the corresponding Portfolio of the Eligible Fund shown.

Sub-account	Eligible Fund and Portfolio

[AIM Variable Insurance Funds

AIM Capital Appreciation	AIM V. I. Capital Appreciation Fund -- seeks
Sub-account	capital appreciation through investments in common
stocks, with emphasis on medium-sized and smaller
emerging growth companies.

AIM International Equity	AIM International Equity Fund -- seeks long-term
Sub-account	growth of capital by investing in international equity
securities, the issuers of which are considered by AIM
to have strong earning momentum

AIM Value	AIM V. I. Value Fund -- seeks long-term growth of
Sub-account	capital by investing primarily in equity securities judged
by AIM to be undervalued relative to the current or
projected earnings of the companies issuing the
securities, or relative current market value of assets
owned by the companies issuing the securities or relative
to the equity markets in general. Income is a secondary
objective.

Alliance Variable Products Series Fund, Inc.

Alliance Growth & Income	Alliance Growth and Income Portfolio -- balances
Sub-account	the objectives of current income and opportunities for
appreciation through investments primarily in dividend-
paying common stocks of good quality.

Alliance Premier Growth	Alliance Premier Growth Portfolio -- seeks growth
Sub-account	of capital rather than current income.

Alliance Technology	Alliance Technology Portfolio -- seeks growth of
Sub-account	capital through investment in companies expected to
benefit from advances in technology.

Alliance Worldwide	Alliance Worldwide Privatization Portfolio -- seeks long-
Sub-account	term capital appreciation.

Fidelity Variable Insurance Products Funds

Fidelity Dynamic Capital Appreciation	Fidelity Dynamic Capital Appreciation Portfolio -- seeks
Sub-account	long-term capital appreciation by investing primarily in
common stocks of both U.S. and non-U.S. companies.
Stocks may be either "growth" stocks or "value" stocks,
or both, and are selected using fundamental analysis of
each issuer's financial condition and industry position,
and market and economic conditions.

Fidelity Equity-Income	Fidelity Equity- Income Portfolio -- seeks reasonable
Sub-account	income. The fund will also consider the potential for
capital appreciation. The fund's goal is to achieve a yield
which exceeds the composite yield on the securities
composing the S&P 500.

Fidelity Growth Opportunities	Fidelity Growth Opportunities Portfolio -- seeks to
Sub-account	provide capital growth.

Liberty Variable Investment Trust

Colonial High Yield Securities	Colonial High Yield Securities Fund, Variable
Sub-account	Series -- seeks high current income and total return by
investing primarily in lower rated corporate debt
securities.

Colonial Strategic Income	Colonial Strategic Income Fund, Variable Series -- seeks
Sub-account	a high level of current income, as is consistent with
prudent risk and maximizing total return, by diversifying
investments primarily in U.S. and foreign government
and high yield, high risk corporate debt securities.

Colonial U.S. Growth and Income	Colonial U.S. Growth and Income Fund, Variable Series
Sub-account	-- seeks long-term growth and income by investing
primarily in large capitalization equity securities.

Liberty Select Value	Liberty Select Value Fund, Variable Series -- seeks
Sub-account	long-term growth.

Liberty S&P 500 Index	Liberty S&P 500 Index Fund, Variable Series -- seeks
Sub-account	capital appreciation by matching the performance of a
benchmark index that measures the returns of stocks of
large U.S. companies.

Newport Tiger	Newport Tiger Fund, Variable Series -- seeks long-term
Sub-account	capital growth by investing primarily in equity securities
of companies located in the four Tigers of Asia (Hong
Kong, Singapore, South Korea and Taiwan) and other
mini-Tigers of East Asia (Malaysia, Thailand, Indonesia,
China and the Philippines).

Rydex Financial Services	Rydex Financial Services Fund, Variable Series -- seeks
Sub-account	capital appreciation.

Rydex Health Care	Rydex Health Care Fund, Variable Series -- seeks
capital appreciation.

MFS Variable Insurance Trust

MFS Emerging Growth	MFS Emerging Growth Series -- seeks long-term
Sub-account	growth of capital.

MFS Growth	MFS Growth Series -- seeks long-term growth of
Sub-account	capital and future income rather than current income.

MFS Growth with Income	MFS Growth with Income Series -- seeks reasonable
Sub-account	current income and long-term growth of capital and
income.

MFS New Discoveries	MFS Discoveries Series -- seeks capital
Sub-account	appreciation.

Rydex Variable Trust

Rydex OTC Fund	Rydex OTC Fund -- seeks investment results that
Sub-account	correspond to a benchmark for over-the-counter
securities. The Fund's current benchmark is the
NASDAQ 100 Index.

SteinRoe Variable Investment Trust

Stein Roe Balanced	Stein Roe Balanced Fund, Variable Series --
Sub-account	seeks high total investment return through investment in
a changing mix of securities.

Stein Roe Growth Stock	Stein Roe Growth Stock Fund, Variable Series --
Sub-account	seeks long-term growth of capital through investing
primarily in common stocks.

Stein Roe Money Market	Stein Roe Money Market Fund, Variable Series --
Sub-account	seeks high current income from short-term money
market instruments while emphasizing preservation of
capital and maintaining excellent liquidity.

Stein Roe Mortgage Securities	Stein Roe Mortgage Securities Income Fund,
Income Sub-account	Variable Series -- seeks highest level of current income
consistent with safety of principal and maintenance of
liquidity through investment primarily in mortgage-
backed securities.

Wanger Advisors Trust Funds

Wanger Foreign Forty	Wanger Foreign Forty -- seeks long-term growth of
Sub-account	capital.

Wanger International Small Cap	Wanger International Small Cap -- seeks long-term
Sub-account	growth of capital.

Wanger Twenty	Wanger Twenty -- seeks long-term growth of capital.
Sub-account

Wanger U.S. Small Cap	Wanger U.S. Small Cap -- seeks long-term growth of
Sub-account	capital.]

Sub-accounts investing directly in securities - None.

The Fixed Account

The Fixed Account is part of Our General Account, which consists of all of Our assets except the assets of the Variable Account and the assets of other separate accounts that We maintain. Subject to applicable law, We have sole discretion over investments of the assets of the Fixed Account. If You allocate assets to the Fixed Account, Your accumulation values and annuity payments will have guaranteed minimums.

Before the Income Date, Your interest in the Fixed Account is measured by the Fixed Account Value. When annuity payments begin, the payee's interest in the Fixed Account is measured by the amount of each periodic payment.

Benefits from the Fixed Account will not be less than the minimum values required by any law of the jurisdiction where the Certificate is delivered.

Purchase Payments will be allocated to the Fixed Account in accordance with Your selection at the Certificate Date. You may change such selection by Written Request.

The Fixed Account Value at any time is equal to:

(1)	all Purchase Payments allocated to the Fixed Account plus the interest subsequently credited on those payments; plus
(2)	any Variable Account value transferred to the Fixed Account plus the interest subsequently credited on the transferred value; less
(3)	any prior partial withdrawals from the Fixed Account; less
(4)	any Fixed Account Value transferred to the Variable Account.

We will credit interest to Purchase Payments allocated to the Fixed Account at rates declared by Us for Guarantee Periods of one or more year[s] from the month and day of allocation. The minimum Guaranteed Interest Rate is 3% per year.

Definitions (continued)

Certificate: The document issued to a Certificate Owner to evidence a Certificate Owner's participation under the Group Contract. The Certificate summarizes the benefits and provisions of the Group Contract.

Certificate Anniversary: An anniversary of the Certificate Date.

Certificate Date: The date a Certificate is issued to a Certificate Owner. The Certificate Date is shown on the Certificate Schedule.

Certificate Owner: The person who owns a Certificate under the Group Contract. Any Joint Certificate Owners and the Certificate Owner own the Certificate equally with rights of survivorship.

Certificate Value: The sum of the Certificate Owner's interest in the Sub-accounts of the Variable Account and the Fixed Account during the Accumulation Period.

Certificate Year: The first Certificate Year is the annual period which begins on the Certificate Date. Subsequent Certificate Years begin on each Certificate Anniversary.

Eligible Fund: An investment entity shown on the Certificate Schedule.

Fixed Account: The account We establish to support Fixed Allocations. The Certificate Schedule shows whether the Fixed Account is available under the Certificate.

Fixed Account Value: The value of all Fixed Account amounts accumulated under this Certificate prior to the Income Date.

Fixed Allocation: An amount allocated to the Fixed Account that is credited with a Guaranteed Interest Rate for a specified Guarantee Period.

Fixed Annuity: An annuity with a series of payments made during the Annuity Period which are guaranteed as to dollar amount by Us.

General Account: Our general investment account which contains all of Our assets except those in the Variable Account and Our other separate accounts.

Group Contract Owner: The person or entity to which the Group Contract is issued.

Guaranteed Interest Rate: The effective annual interest rate which We will credit for a specified Guarantee Period.

Guarantee Period: The period of year(s) a rate of interest is guaranteed to be credited within the Fixed Account.

Income Date: The date on which Annuity Payments begin. The Income Date is shown on the Certificate Schedule.

In Force: The status of a Certificate before the Income Date so long as it has not been totally surrendered and there has not been a death of a Certificate Owner or Joint Certificate Owner that will cause the Certificate to end within five years of the date of death.

Office: Our executive office shown on the Certificate Schedule.

Person: A human being, trust, corporation, or any other legally recognized entity.

Portfolio: A series of an Eligible Fund which constitutes a separate and distinct class of shares.

Premium Credit: The amount We add to Your Certificate Value with each Purchase Payment. For each Purchase Payment You make under this Certificate, the associated Premium Credit is determined as a percentage of that Purchase Payment, using the percentage formula as shown on the Certificate Schedule. The Premium Credit is not considered a "Purchase Payment" under the Certificate.

Purchase Payment: A payment made by or on behalf of a Certificate Owner with respect to a Certificate.

Sub-account: Variable Account assets are divided into Sub-accounts. Assets of each Sub-account will be invested in shares of a Portfolio of an Eligible Fund, or directly in portfolio securities.

Valuation Date: Each day on which We and the New York Stock Exchange ("NYSE") are open for business, or any other day that the Securities and Exchange Commission requires that mutual funds, unit investment trusts or other investment portfolios be valued.

Valuation Period: The period of time beginning at the close of business of the NYSE on each Valuation Date and ending at the close of business on the next succeeding Valuation Date.

Variable Account: Our Variable Account(s) shown on the Certificate Schedule.

Variable Annuity: An annuity with payments which vary as to dollar amount in relation to the investment performance of specified Sub-accounts of the Variable Account.

We, Us, Our: Keyport Life Insurance Company.

Written Request: A request in writing, in a form satisfactory to Us, and received by Us at Our Office.

You, Your: The Certificate Owner and any Joint Certificate Owners.

General Provisions

Purchase Payments and Premium Credits

The initial Purchase Payment is due on the Certificate Date. It must be paid at Our Office in United States currency. The minimum initial Purchase Payment is shown on the Certificate Schedule. Coverage under a Certificate does not take effect until We have accepted the initial Purchase Payment during Your lifetime. Each Purchase Payment after the Certificate Date must be at least the amount shown on the Certificate Schedule, or any lesser amount We may permit. Provided the Certificate Value under a Certificate does not go to zero, a Certificate will stay in force until the Income Date even if You make no payments after the initial one. We reserve the right to reject any subsequent Purchase Payment.

For every Purchase Payment You make, We will increase Your Certificate Value by a corresponding Premium Credit, in addition to the Purchase Payment You make. The Premium Credit for any Purchase Payment is equal to the amount of that Purchase Payment multiplied by the Premium Credit Percentage as shown on the Certificate Schedule.

You may select a 3%, 4%, or 5% Premium Credit under this Certificate. The Premium Credit chosen will determine the length of the Surrender Charge period that applies, according to the following table:

Premium Credit	Surrender Charge Period
3%	7 years
4%	8 years
5%	9 years

The Premium Credit You have selected, and the corresponding Surrender Charge schedule, are shown in the Certificate Schedule on pages 3 and 3A.

Allocation of Purchase Payments

Your initial Purchase Payment is allocated to the Sub-accounts of the Variable Account, and to the Fixed Account if available, in accordance with the selections made by You at the Certificate Date. Unless otherwise changed by You, subsequent Purchase Payments are allocated in the same manner as the initial Purchase Payment. Allocation of Purchase Payments is subject to the terms and conditions imposed by Us. We reserve the right to allocate initial Purchase Payments to the Money Market Sub-account until the expiration of the Right to Examine Certificate period set forth on the first page of the Certificate.

The Contract

The Group Contract, including the application, if any, and any attached rider or endorsement constitute the entire contract between the Group Contract Owner and Us. All statements made by the Group Contract Owner, any Certificate Owner or any Annuitant will be deemed representations and not warranties. No such statement will be used in any contest unless it is contained in the application signed by the Group Contract Owner or in a written instrument signed by the Certificate Owner, a copy of which has been furnished to the Certificate Owner, the Beneficiary or to the Group Contract Owner.

Only Our President or Secretary may agree to change any of the terms of the Group Contract. Any changes must be in writing. Any change to the terms of a Certificate must be in writing and with Your consent, unless provided otherwise by the Group Contract and the Certificate.

To assure that the Group Contract and the Certificate will maintain their status as a variable annuity under the Internal Revenue Code, We reserve the right to change the Group Contract and any Certificate issued thereunder to comply with future changes in the Internal Revenue Code, any regulations or rulings issued thereunder, and any requirements otherwise imposed by the Internal Revenue Service. The Group Contract Owner and the affected Certificate Owner will be sent a copy of any such amendment.

We reserve the right, subject to compliance with the law as currently applicable or subsequently changed, to: (a) operate the Variable Account in any form permitted under the Investment Company Act of 1940, as amended, (the "1940 Act"), or in any other form permitted by law; (b) take any action necessary to comply with or obtain and continue any exemptions from the 1940 Act, or to comply with any other applicable law; (c) transfer any assets in any Sub-account to another Sub-account, or to one or more separate investment accounts, or the General Account; or to add, combine or remove Sub-accounts in the Variable Account; and (d) change the way We assess charges, so long as We do not increase the aggregate amount beyond that currently charged to the Variable Account and the Eligible Funds in connection with this Certificate. If the shares of any of the Eligible Funds should become unavailable for investment by the Variable Account or if in Our judgment further investment in such Portfolio shares should become inappropriate in view of the purpose of the Certificate, We may add or substitute shares of another mutual fund for the Portfolio shares already purchased under the Certificate. No substitution of Portfolio shares in any Sub-account may take place without prior approval of the Securities and Exchange Commission and notice to the affected Certificate Owners, to the extent required by the 1940 Act.

Certificate Owner

You are the Certificate Owner of this Certificate. You have all rights and may receive all benefits under a Certificate. A Certificate Owner is the person designated as such on the Certificate Date, unless changed. You may exercise all rights of this Certificate while it is In Force, subject to the rights of (a) any assignee under an assignment filed with Us, and (b) any irrevocably named Beneficiary.

Joint Certificate Owner

A Certificate can be owned by Joint Certificate Owners. Upon the death of any Certificate Owner or Joint Certificate Owner, the surviving owner(s) will be the primary Beneficiary(ies). Any other beneficiary designation will be treated as a Contingent Beneficiary unless otherwise indicated in a Written Request filed with Us.

Annuitant

The Annuitant is the person on whose life Annuity Payments are based. The Annuitant is the person designated by You at the Certificate Date, unless changed prior to the Income Date. Any change of Annuitant is subject to Our underwriting rules then in effect. The Annuitant may not be changed in a Certificate which is owned by a non-natural person. You may name a Contingent Annuitant. The Contingent Annuitant becomes the Annuitant if the Annuitant dies while this Certificate is In Force. If the Annuitant dies and no Contingent Annuitant has been named, We will allow You sixty days to designate someone other than Yourself as Annuitant. You will be the Contingent Annuitant unless You name someone else. If the Certificate is owned by a non-natural person, the death of the Annuitant will be treated as the death of the Certificate Owner and a new Annuitant may not be designated.

Beneficiary

The Beneficiary is the person who controls the Certificate if any Certificate Owner dies prior to the Income Date. If the Certificate is owned by Joint Certificate Owners, upon the death of any Certificate Owner or Joint Certificate Owner, the surviving owner(s) will become the primary Beneficiary. Any other beneficiary designation will be treated as a Contingent Beneficiary unless otherwise indicated in a Written Request filed with Us. If You name more than one Person as Primary Beneficiary or as Contingent Beneficiary, and do not state otherwise on an application or in a Written Request to Us, any non-survivors will not receive a benefit. The survivors will receive equal shares. Subject to the rights of any irrevocable Beneficiary(ies), You may change primary or contingent Beneficiary(ies). A change must be made by Written Request and will be effective as of the date the Written Request is signed. We will not be liable for any payment We make or action We take before We receive the Written Request.

Group Contract Owner

The Group Contract Owner has title to the Group Contract. The Group Contract and any amount accumulated under any Certificate are not subject to the claims of the Group Contract Owner or any of its creditors. The Group Contract Owner may transfer ownership of this Group Contract. Any transfer of ownership terminates the interest of any existing Group Contract Owner. It does not change the rights of any Certificate Owner.

Change of Certificate Owner, Beneficiary or Contingent Annuitant

While this Certificate is In Force, You may by Written Request change the primary Certificate Owner, Joint Certificate Owner, primary Beneficiary, Contingent Beneficiary, Contingent Annuitant, or in certain instances, the Annuitant. An irrevocably named Person may be changed only with the written consent of such Person. The change will be effective, following Our receipt of the Written Request, as of the date the Written Request is signed. The change will not affect any payments We make or actions We take prior to the time We receive the Written Request.

Assignment of the Certificate

You may assign this Certificate at any time while it is In Force. The assignment must be in writing and a copy must be filed at Our Office. Your rights and those of any revocably named Person will be subject to the assignment. An assignment will not affect any payments We make or actions We take before We receive the assignment. We are not responsible for the validity of any assignment.

Misstatement of Age or Sex

If the age or sex of the Annuitant or any payee has been misstated, We will compute the amount payable based on the correct age and sex. If Annuity Payments have begun, any underpayment(s) that have been made will be paid in full with the next Annuity Payment. Any overpayment, unless repaid to Us in one sum, will be deducted from future Annuity Payments otherwise due until We are repaid in full.

Non-Participating

This Certificate does not participate in Our divisible surplus.

Evidence of Death, Age, Sex or Survival

If a Certificate provision relates to the death of a natural Person, We will require proof of death before We will act under that provision. Proof of death shall be: (a) a certified death certificate; or (b) a certified decree of a court of competent jurisdiction as to the finding of death; or (c) a written statement by a medical doctor who attended the deceased; or (d) any other document constituting due proof of death under applicable state law. If Our action under a Certificate provision is based on the age, sex, or survival of any Person, We may require evidence of the particular fact before We act under that provision.

Protection of Proceeds

No Beneficiary or payee may commute or assign any payments under a Certificate before they are due. To the extent permitted by law, no payments shall be subject to the debts of any Beneficiary or payee or to any judicial process for payment of those debts.

Reports

We will send Certificate Owners a report that shows the Certificate Value at least once each Certificate Year. We will send any other reports that may be required by law.

Taxes

Any taxes paid to any governmental entity relating to a Certificate will be deducted from the Purchase Payments or Certificate Value. We may, in Our sole discretion, delay the deduction until a later date. By not deducting tax payments at the time of Our payment, We do not waive any right We may have to deduct amounts at a later date. We will, in Our sole discretion, determine when taxes relate to a Certificate or to the operation of the Variable Account. We reserve the right to establish a provision for federal income taxes if We determine, in Our sole discretion, that We will incur a tax as a result of the operation of the Variable Account. Such a provision will be reflected in the Accumulation and Annuity Unit Values. We will deduct for any income taxes incurred by Us as a result of the operation of the Variable Account whether or not there was a provision for taxes and whether or not it was sufficient. We will deduct from any payment under this Certificate any withholding taxes required by applicable law.

Regulatory Requirements

All values payable under a Certificate will not be less than the minimum benefits required by the laws and regulations of the states in which the Certificate is delivered.

Suspension or Deferral of Payments

We reserve the right to suspend or postpone payments for a withdrawal, transfer, surrender or death benefit for any period when:

(1)	the New York Stock Exchange is closed (other than customary weekend and holiday closings); or

(2)	trading on the New York Stock Exchange is restricted; or

(3)	an emergency exists as a result of which valuation or disposal of the assets and securities of the Variable Account is not reasonably practicable; or

(4)	the Securities and Exchange Commission, by order or pronouncement, so permits for the protection of Certificate Owners;

provided that applicable rules and regulations of the Securities and Exchange Commission govern as to whether the conditions described in (2) and (3) above exist.

We reserve the right to delay payment of amounts allocated to the Fixed Account for up to six months.

Variable Account Provisions

The Variable Account

The Variable Account(s) is designated on the Certificate Schedule and consists of assets set aside by Us, which are kept separate from Our general assets and all other variable account assets We maintain. We own the assets of the Variable Account. Variable Account assets equal to reserves and other contract liabilities will not be chargeable with liabilities arising out of any other business We may conduct. We may transfer to Our General Account assets which exceed the reserves and other liabilities of the Variable Account. Income and realized and unrealized gains or losses from assets in the Variable Account are credited to or charged against the account without regard to other income, gains or losses in Our other investment accounts.

The Variable Account assets are divided into Sub-accounts. The Sub-accounts which are available under the Certificate are shown on the Certificate Schedule. The assets of the Sub-accounts of the unit investment trust variable separate account are allocated to the Eligible Fund(s) and the Portfolio(s), if applicable, within an Eligible Fund shown on the Certificate Schedule. The assets of the Sub-accounts of the investment company variable separate account, if applicable, are invested in portfolios of securities designed to meet the objectives of the Sub-Account shown on the Certificate Schedule. We may, from time to time, add additional Sub-accounts, Eligible Funds or Portfolios to those shown on the Certificate Schedule. You may be permitted to transfer Certificate Values or allocate Purchase Payments to the additional Sub-Accounts, Eligible Funds or Portfolios. However, the right to make such transfers or allocations will be limited by the terms and conditions imposed by Us.

We also have the right to eliminate Sub-accounts from the Variable Account, to combine two or more Sub-accounts or to substitute a new Portfolio for the Portfolio in which a Sub-account invests. A substitution may become necessary if, in Our discretion, a Portfolio or Sub-account no longer suits the purposes of the Group Contract. This may happen: due to a change in laws or regulations or a change in a Portfolio's investment objectives or restrictions; because the Portfolio or Sub-account is no longer available for investment; or for some other reason. We will obtain any prior approvals that may be required from the insurance department of Our state of domicile, and from the SEC or any other governmental entity before making such a substitution.

When permitted by law, We reserve the right to:

(1)	Deregister a Variable Account under the 1940 Act;
(2)	Operate a Variable Account as a management company under the 1940 Act, if it is operating as a unit investment trust;
(3)	Operate a Variable Account as a unit investment trust under the 1940 Act, if it is operating as a management company;
(4)	Restrict or eliminate any voting rights as to the account;
(5)	Combine the Variable Account with any other variable account.

Valuation of Assets

The assets of the Variable Account are valued at their fair market value in accordance with Our procedures.

Accumulation Units

Your Variable Account value will fluctuate in accordance with the investment results of the Sub-accounts to which You have allocated Your Purchase Payments or Certificate Value. In order to determine how these fluctuations affect Your Certificate Value, We use an Accumulation Unit value. Accumulation Units are used to account for all amounts allocated to or withdrawn from the Sub-accounts of the Variable Account as a result of Purchase Payments, partial withdrawals, transfers, or charges deducted from the Certificate Value. We determine the number of Accumulation Units of a Sub-account purchased or cancelled by dividing the amount allocated to, or withdrawn from, the Sub-account by the dollar value of one Accumulation Unit of the Sub-account as of the end of the Valuation Period during which We receive the request for the transaction.

Accumulation Unit Value

The Accumulation Unit Value for each Sub-account was initially set at $10. Subsequent Accumulation Unit Values for each Sub-account are determined by multiplying the Accumulation Unit Value for the immediately preceding Valuation Period by a net investment factor for the Sub-account for the current period. This factor may be greater or less than 1.0; therefore, the Accumulation Unit Value may increase or decrease from Valuation Period to Valuation Period.

We calculate the net investment factor for each Sub-account investing in shares of mutual funds by dividing (a) by (b) and then subtracting (c) where:

(a)	is equal to:
	(i)	the net asset value per share of the Portfolio in which the Sub-account invests at the end of the Valuation Period; plus
	(ii)	any dividend per share declared for the Portfolio that has an ex-dividend date within the current Valuation Period.

(b)	is the net asset value per share of the Portfolio at the end of the preceding Valuation Period.

(c) is equal to:
(i)

the sum of each Valuation Period equivalent of the annual rate for the Mortality and Expense Risk Charge, for the Administrative Charge, and for the Distribution Charge, if any, which are shown on the Certificate Schedule; plus

	(ii)	a charge factor, if any, for any tax provision established by Us a result of the operation of the Sub-account.

We calculate the net investment factor for each Sub-account investing directly in securities with the same formula, except:

(a)	is equal to:
	(i)	the value of the assets in the Sub-account at the end of the preceding Valuation Period; plus
	(ii)	any investment income and capital gains, realized or unrealized, credited to the assets during the current Valuation Period; less
	(iii)	any capital losses, realized or unrealized, charged against the assets during the current Valuation Period; less
	(iv)	all operating and investment expenses relating to the assets that are incurred during the current Valuation Period.

(b)	is the value of the assets in the Sub-account at the end of the preceding Valuation Period.

Mortality and Expense Risk Charge

Each Valuation Period We deduct a Mortality and Expense Risk Charge from each Sub-account of the Variable Account which is equal, on an annual basis, to the amount shown on the Certificate Schedule. The Mortality and Expense Risk Charge compensates Us for assuming the mortality and expense risks with respect to the Certificates We issue. We guarantee the dollar amount of each Annuity Payment after the first Annuity Payment will not be affected by variations in mortality or expense experience.

Administrative Charge

Each Valuation Period We deduct an Administrative Charge from the Variable Account which is equal, on an annual basis, to the amount shown on the Certificate Schedule. The Administrative Charge compensates Us for the costs associated with administration of the Variable Account and the Certificates We issue.

Distribution Charge

Each Valuation Period We deduct a Distribution Charge from the Variable Account which is equal, on an annual basis, to the amount shown on the Certificate Schedule. The Distribution Charge compensates Us for the costs associated with the distribution of the Certificates We issue.

Certificate Maintenance Charge

We deduct a Certificate Maintenance Charge from the Certificate Value by cancelling Accumulation Units from each applicable Sub-account to reimburse Us for expenses relating to the maintenance of the Certificate. We will deduct the Certificate Maintenance Charge from the Sub-accounts of the Variable Account in the same proportion that the amount of Certificate Value in each Sub-account bears to the Certificate Value. The Certificate Maintenance Charge is shown on the Certificate Schedule. The Certificate Maintenance Charge will be deducted from the Certificate Value on each Certificate Anniversary during the Accumulation Period.

If a total surrender is made on a date other than a Certificate Anniversary, the Certificate Maintenance Charge will be deducted at the time of surrender.

During the Annuity Period, the Certificate Maintenance Charge will be deducted on a pro-rata basis from each Annuity Payment.

Transfers

Subject to any limitation We impose on the number of transfers permitted in a Certificate Year, You may transfer all or part of Your Certificate Value among the Sub-accounts and the Fixed Account, if any, by Written Request or by telephone without the imposition of any fees or charges. Transfers among the Sub-accounts and the Fixed Account are permitted only during the Accumulation Period. The number of permitted transfers, and the charge for transfers in excess of that number, are shown on the Certificate Schedule. All transfers are subject to the following:

(1)

If more than the number of free transfers, shown on the Certificate Schedule, are made in a Certificate Year, We will deduct a transfer charge, shown on the Certificate Schedule, for each subsequent transfer. The transfer fee will be deducted from the Sub-account from which the transfer is made. However, if You transfer Your entire interest in a Sub-account, the transfer fee will be deducted from the amount transferred. If You make a transfer from more than one Sub-account, any transfer fee will be allocated pro-rata among such Sub-accounts in proportion to the amount transferred from each.

(2)

During the Annuity Period, transfers of values between Sub-accounts will be made by converting the number of Annuity Units being transferred to the number of Annuity Units in the Sub-account to which a transfer is made, so that the next Annuity Payment, if it were made at that time, would be the same amount that it would have been without the transfer. Thereafter, Annuity Payments will reflect changes in the value of the new Annuity Units.

(3)	The minimum amount which can be transferred is shown on the Certificate Schedule. The minimum amount which must remain in a Sub-account after a transfer is shown on the Certificate Schedule.

(4)

If 100% of the value of any Sub-account is transferred and the current allocation for Purchase Payments includes that Sub-account, the allocation for future Purchase Payments will change to reflect Your allocation of Certificate Value following the transfer.

(5)	We reserve the right, at any time and without prior notice to any party, to terminate, suspend or modify the transfer privileges described above.

We will not be liable for transfers made in accordance with Your instructions. All amounts and Accumulation Units will be determined as of the end of the Valuation Period in which We receive the request for transfer.

Partial Withdrawals and Total Surrender

Partial Withdrawals

During the Accumulation Period while the Certificate is In Force, You may, upon Written Request, make a partial withdrawal, subject to the provisions and limitations shown on the Certificate Schedule. For purposes of determining whether a surrender charge is applicable to Your partial withdrawal:

(1)	Your partial withdrawal will first be taken from the portion of Your Certificate Value which is in excess of Your Purchase Payments, and then from Your Purchase Payments; and

(2)	We will allocate partial withdrawals to Purchase Payments in the order in which the Purchase Payments were made, starting with the first.

A withdrawal will result in the cancellation of Accumulation Units from each applicable Sub-account in the ratio that Your interest in the Sub-account bears to Your Certificate Value in all the Sub-accounts. You must specify by Written Request in advance if You want Accumulation Units to be cancelled in a manner other than the method described above. If there is no value or insufficient value in the Variable Account, then the amount withdrawn, or the insufficient portion, will be deducted from the Fixed Account. If You have multiple Guarantee Periods, We will deduct such amount from each Guarantee Period's values in the ratio that each Period's values bears to the total Fixed Account Value. You must specify by Written Request in advance if You want multiple Guarantee Periods to be reduced in a manner other than the method described above.

Each partial withdrawal must be for an amount not less than the amount shown on the Certificate Schedule. The Certificate Value which must remain in a Certificate is shown on the Certificate Schedule. The Certificate Schedule also shows any charge.

Total Surrender

During the Accumulation Period while the Certificate is In Force, You may, upon Written Request, make a total surrender of the Certificate Withdrawal Value. The Certificate Withdrawal Value is:

(1)	the Certificate Value as of the end of the Valuation Period during which We receive a Written Request for a withdrawal or surrender; less

(2)	any applicable taxes not previously deducted; less

(3)	any Surrender Charge; less

(4)	any Certificate Maintenance Charge.

We will pay the amount of any withdrawal or surrender within seven days unless the Suspension or Deferral of Payments Provision is in effect.

Death Provisions

Death of Certificate Owner

These provisions apply if, during the Accumulation Period while the Certificate is In Force, the Certificate Owner or any Joint Certificate Owner dies (whether or not the decedent is also the Annuitant) or the Annuitant dies under a Certificate owned by a non-natural Person. The "designated beneficiary" will control the Certificate after such a death. This "designated beneficiary" will be the first Person among the following who is alive on the date of death: Certificate Owner; Joint Certificate Owner; primary Beneficiary; Contingent Beneficiary; and Certificate Owner's estate. If the Certificate Owner and Joint Certificate Owner are both alive, they shall be the "designated beneficiary" together.

If the decedent's surviving spouse (if any) is the sole "designated beneficiary", the surviving spouse will automatically become the new sole Certificate Owner as of the date of the death. And, if the Annuitant is the decedent, the new Annuitant will be any living Contingent Annuitant, otherwise the surviving spouse. The Certificate may stay in force until another death occurs (i.e., until the death of the Certificate Owner or Joint Certificate Owner). Except for this paragraph, all of "Death Provisions" will apply to that subsequent death.

In all other cases, the Certificate may stay in force up to five years from the date of death. During this period, the "designated beneficiary" may exercise all ownership rights, including the right to make transfers or partial withdrawals or the right to surrender the Certificate for its Certificate Withdrawal Value. If this Certificate is still in force at the end of the five-year period, We will automatically end it then by paying to the "designated beneficiary" the Certificate Withdrawal Value without the deduction of any applicable surrender charges. If the "designated beneficiary" is not alive then, We will pay any Person(s) named by the "designated beneficiary" in a Written Request; otherwise the "designated beneficiary's" estate.

Death of Annuitant

These provisions apply if during the Accumulation Period while the Certificate is In Force, (a) the Annuitant dies, (b) the Annuitant is not an Owner, and (c) the Owner is a natural person. The Certificate will continue In Force after the Annuitant's death. The new Annuitant will be any living Contingent Annuitant, otherwise the Certificate Owner.

Payment of Benefits

Instead of receiving a lump sum, You or any "designated beneficiary" may by Written Request direct that We pay any benefit of $5,000 or more under an Annuity Option that meets the following: (a) the first payment to the "designated beneficiary" must be made no later than one year after the date of death; (b) payments must be made over the life of the "designated beneficiary" or over a period not extending beyond that person's life expectancy; and (c) any Annuity Option that provides for payments to continue after the death of the "designated beneficiary" will not allow the successor payee to extend the period of time over which the remaining payments are to be made.

Annuity Provisions

General

If the Certificate is In Force on the Income Date, the Adjusted Certificate Value will be applied under the Annuity Option selected by You. Annuity Payments may be made on a fixed or variable basis or both.

Income Date

The Income Date may be selected by You. It is shown on the Certificate Schedule. The Income Date can be any time after the Certificate Date for variable payments and any time after the first Certificate Anniversary for fixed payments. The Income Date may not be later than the earlier of (a) the later of when the Annuitant reaches attained age 90 and the 10th Certificate Anniversary and (b) the maximum date permitted under state law, if any. If no Income Date is selected, it will be the earlier of (a) the later of when the Annuitant reaches attained age 90 and the 10th Certificate Anniversary and (b) the maximum date permitted under state law, if any.

Prior to the Income Date, You may change the Income Date by Written Request. Any change must be requested at least 30 days prior to the new Income Date.

Selection of an Annuity Option

An Annuity Option may be selected by You. If no Annuity Option is selected, Option B will automatically be applied. Prior to the Income Date, You may change the Annuity Option selected by Written Request. Any change must be requested at least 30 days prior to the Income Date.

Frequency and Amount of Annuity Payments

Annuity Payments are paid in monthly installments unless quarterly, semi-annual or annual payments are chosen. The Adjusted Certificate Value is applied to the Annuity Table for the Annuity Option selected. If the Adjusted Certificate Value to be applied under an Annuity Option is less than $5,000, We reserve the right to make a lump sum payment in lieu of Annuity Payments. If the Annuity Payment would be or becomes less than $100, We will reduce the frequency of payments to a longer interval which will result in each payment being at least $100.

Annuity Options

The following Annuity Options or any other Annuity Option acceptable to Us may be selected:

OPTION A. ANNUITY FOR A FIXED NUMBER OF YEARS: Annuity Payments for a chosen number of years, not less than 10. If the payee dies during the payment period and the Beneficiary does not desire payments to continue for the remainder of the period, he/she may elect to have the present value of the remaining payments commuted and paid in a lump sum. During the payment period of a Variable Annuity, the payee may elect by Written Request to receive the following amount: (a) the present value of the remaining payments commuted; less (b) any surrender charge that may be due by treating the value defined in (a) as a surrender. Instead of receiving a lump sum, the payee may elect another Annuity Option. The amount applied to that Option would not be reduced by the charge defined in (b).

OPTION B. LIFE ANNUITY WITH PERIOD CERTAIN OF 10 YEARS: Annuity Payments during the lifetime of the payee and in any event for 10 years certain. If the payee dies during the guaranteed payment period and the Beneficiary does not desire payments to continue for the remainder of the guaranteed period, he/she may elect to have the present value of the guaranteed payments remaining commuted and paid in a lump sum.

OPTION C. JOINT AND SURVIVOR ANNUITY: Annuity Payments payable during the joint lifetime of the payee and a designated second natural person and then during the lifetime of the survivor.

Unless the Annuity Option provides for commutation by the payee, a payee may not withdraw or otherwise end an Annuity Option after it begins. Payments will end upon the payee's death unless the Annuity Option provides for payments continuing to a successor payee. No successor payee may extend the period of time over which the remaining payments are to be made.

Annuity

If You select a Fixed Annuity, the Adjusted Certificate Value is allocated to the General Account and the Annuity is paid as a Fixed Annuity. If You select a Variable Annuity, the Adjusted Certificate Value will be allocated to the Sub-accounts of the Separate Account in accordance with the selection You make, and the Annuity will be paid as a Variable Annuity. You can also select a combination of a Fixed and Variable Annuity and the Adjusted Certificate Value will be allocated accordingly. If You don't select between a Fixed Annuity and a Variable Annuity, any Adjusted Certificate Value in the Variable Account will be applied to a Variable Annuity and any Adjusted Certificate Value in the Fixed Account will be applied to a Fixed Annuity.

The Adjusted Certificate Value will be applied to the applicable Annuity Table contained in the Certificate based upon the Annuity Option You select. If, as of the Income Date, the current Annuity Option rates applicable to the class of Certificates issued under the Group Contract provide an initial Annuity Payment greater than the initial Annuity Payment guaranteed under the applicable Annuity Table in the Certificate, the greater payment will be made.

Fixed Annuity

The minimum dollar amount of each Fixed Annuity Payment for each $1,000 of Adjusted Certificate Value is shown in the Annuity Tables. After the initial Fixed Annuity payment, the payments will not change regardless of investment, mortality or expense experience.

Variable Annuity

Variable Annuity Payments reflect the investment performance of the Variable Account in accordance with the allocation of the Adjusted Certificate Value to the Sub-accounts during the Annuity Period. Variable Annuity payments are not guaranteed as to dollar amount.

The dollar amount of the first Variable Annuity payment for each $1,000 of Adjusted Certificate Value is shown in the Annuity Tables. The dollar amount of Variable Annuity payments for each applicable Sub-account after the first Variable Annuity Payment is determined as follows:

(1)

the dollar amount of the first Variable Annuity payment is divided by the value of an Annuity Unit for each applicable Sub-account as of the Income Date. This sets the number of Annuity Units for each monthly payment for the applicable Sub-account. The number of Annuity Units for each applicable Sub-account remains fixed during the Annuity Period;

(2)

the fixed number of Annuity Units per payment in each Sub-account is multiplied by the Annuity Unit Value for that Sub-account for the Valuation Period for which the payment is due. This result is the dollar amount of the payment for each applicable Sub-account.

The total dollar amount of each Variable Annuity payment is the sum of all Sub-account Variable Annuity payments reduced by the applicable portion of the Certificate Maintenance Charge.

Annuity Unit

The value of any Annuity Unit for each Sub-Account of the Separate Account was initially set at $10.

The Sub-account Annuity Unit Value at the end of any subsequent Valuation Period is determined as follows:

(1)

the net investment factor calculated as set forth on pages 11-12 for the current Valuation Period is multiplied by the value of the Annuity Unit for the Sub-account for the immediately preceding Valuation Period.

(2)

the result in (1) is then divided by the Assumed Investment Rate Factor which equals 1.00 plus the Valuation Period equivalent of the Assumed Investment Rate for the number of days in the current Valuation Period. The Assumed Investment Rate is equal to 6% per year.

The value of an Annuity Unit may increase or decrease from Valuation Period to Valuation Period.

Using the Tables

Tables 2, 3, 5, and 6 are age-dependent. The amount of the first annuity payment will be based on an age a specified number of years younger than the person's then-attained age (i.e., age last birthday). This age setback is as follows:

Date of First Payment	Age Setback
2000-2009	2 years
2010-2019	4 years
2020-2029	5 years
2030 or later	6 years

We will calculate the amount for a payment frequency other than monthly and for any ages not shown in Tables 2, 3, 5, and 6 in accordance with the next section. Upon request, We will tell You any such amount.

Basis of Calculation

Tables 1 and 4 are based on interest at 6% and 3%, respectively. Tables 2, 3, 5, and 6 are based on the 1983 Individual Annuity Valuation Tables, weighted 40% male and 60% female, with interest at 6% (Tables 2 and 3) and 3% (Tables 5 and 6), projected dynamically with Projection Scale G.

TABLE 1: FIRST MONTHLY PAYMENT PAYABLE UNDER VARIABLE OPTION A FOR EACH $1,000 APPLIED
Years	Payment	Years	Payment	Years	Payment	Years	Payment

5	$19.17	12	$9.63	19	$7.24	25	$6.32
6	16.42	13	9.12	20	7.04	26	6.21
7	14.46	14	8.69	21	6.86	27	6.11
8	13.00	15	8.31	22	6.70	28	6.02
9	11.87	16	7.99	23	6.56	29	5.94
10	10.97	17	7.71	24	6.43	30	5.87
11	10.24	18	7.46

TABLE 2: FIRST MONTHLY PAYMENT PAYABLE UNDER VARIABLE OPTION B FOR EACH $1,000 APPLIED

Age	Payment	Age	Payment	Age	Payment	Age	Payment	Age	Payment

30	$5.09	43	$5.40	56	$6.06	69	$7.47	82	$ 9.72
31	5.11	44	5.44	57	6.13	70	7.63	83	9.87
32	5.13	45	5.47	58	6.21	71	7.79	84	10.02
33	5.14	46	5.51	59	6.30	72	7.95	85	10.15
34	5.16	47	5.55	60	6.39	73	8.12	86	10.27
35	5.18	48	5.60	61	6.48	74	8.30	87	10.38
36	5.20	49	5.64	62	6.59	75	8.48	88	10.48
37	5.23	50	5.69	63	6.69	76	8.66	89	10.57
38	5.25	51	5.74	64	6.81	77	8.84	90	10.65
39	5.28	52	5.80	65	6.93	78	9.03	91	10.72
40	5.31	53	5.86	66	7.05	79	9.21	92	10.77
41	5.34	54	5.92	67	7.19	80	9.38	93	10.82
42	5.37	55	5.99	68	7.33	81	9.55	94	10.86
								95	10.89

TABLE 3: FIRST MONTHLY PAYMENT PAYABLE UNDER VARIABLE OPTION C FOR EACH $1,000 APPLIED

COMBINATION OF AGES
	30	35	40	45	50	55	60	65	70	75	80	85	90	95

30	$4.97	$4.99	$5.00	$5.02	$5.04	$5.05	$5.06	$5.07	$5.08	$5.09	$5.09	$ 5.09	$ 5.10	$ 5.10
35		5.01	5.04	5.07	5.09	5.11	5.13	5.15	5.16	5.17	5.18	5.18	5.19	5.19
40			5.08	5.12	5.16	5.19	5.22	5.25	5.27	5.29	5.30	5.31	5.31	5.32
45				5.18	5.23	5.29	5.34	5.38	5.41	5.44	5.46	5.48	5.49	5.49
50					5.32	5.40	5.47	5.54	5.60	5.64	5.68	5.70	5.72	5.72
55						5.51	5.62	5.73	5.85	5.90	5.96	6.00	6.02	6.04
60							5.79	5.95	6.11	6.24	6.34	6.41	6.45	6.48
65								6.20	6.44	6.66	6.84	6.97	7.05	7.10
70									6.80	7.15	7.47	7.71	7.87	7.97
75										7.69	8.22	8.66	8.99	9.20
80											9.03	9.81	10.43	10.87
85												11.02	12.11	12.98
90													13.82	15.34
95														17.66

TABLE 4: MINIMUM MONTHLY PAYMENT PAYABLE UNDER FIXED OPTION A FOR EACH $1,000 APPLIED
Years	Payment	Years	Payment	Years	Payment	Years	Payment

5	$17.91	12	$8.24	19	$5.73	25	$4.71
6	15.14	13	7.71	20	5.51	26	4.59
7	13.16	14	7.26	21	5.32	27	4.47
8	11.68	15	6.87	22	5.15	28	4.37
9	10.53	16	6.53	23	4.99	29	4.27
10	9.61	17	6.23	24	4.84	30	4.18
11	8.86	18	5.96

TABLE 5: MINIMUM MONTHLY PAYMENT PAYABLE UNDER FIXED OPTION B FOR EACH $1,000 APPLIED
Age	Payment	Age	Payment	Age	Payment	Age	Payment	Age	Payment

30	$3.05	43	$3.46	56	$4.24	69	$5.79	82	$8.24
31	3.07	44	3.50	57	4.32	70	5.96	83	8.41
32	3.09	45	3.55	58	4.41	71	6.13	84	8.57
33	3.12	46	3.60	59	4.51	72	6.31	85	8.72
34	3.15	47	3.65	60	4.61	73	6.50	86	8.85
35	3.18	48	3.70	61	4.71	74	6.69	87	8.97
36	3.21	49	3.76	62	4.82	75	6.88	88	9.08
37	3.24	50	3.82	63	4.94	76	7.08	89	9.18
38	3.27	51	3.88	64	5.07	77	7.28	90	9.27
39	3.31	52	3.94	65	5.20	78	7.48	91	9.34
40	3.34	53	4.01	66	5.34	79	7.68	92	9.40
41	3.38	54	4.08	67	5.48	80	7.87	93	9.46
42	3.42	55	4.16	68	5.63	81	8.06	94	9.50
								95	9.53

TABLE 6: MINIMUM MONTHLY PAYMENT PAYABLE UNDER FIXED OPTION C FOR EACH $1,000 APPLIED

COMBINATION OF AGES
	30	35	40	45	50	55	60	65	70	75	80	85	90	95

30	$2.88	$2.92	$2.95	$2.98	$3.00	$3.01	$3.02	$3.03	$3.04	$3.04	$3.04	$3.05	$ 3.05	$ 3.05
35		2.97	3.02	3.06	3.09	3.12	3.14	3.15	3.16	3.17	3.17	3.18	3.18	3.18
40			3.09	3.15	3.20	3.24	3.27	3.30	3.32	3.33	3.34	3.34	3.34	3.35
45				3.24	3.31	3.38	3.44	3.48	3.51	3.53	3.54	3.55	3.56	3.56
50					3.43	3.53	3.62	3.69	3.74	3.78	3.80	3.82	3.83	3.83
55						3.68	3.81	3.93	4.02	4.09	4.13	4.16	4.18	4.19
60							4.01	4.19	4.35	4.47	4.56	4.61	4.65	4.66
65								4.47	4.73	4.94	5.11	5.21	5.28	5.32
70									5.11	5.48	5.78	6.00	6.13	6.21
75										6.04	6.57	6.99	7.28	7.46
80											7.40	8.16	8.75	9.15
85												9.38	10.46	11.29
90													12.18	13.68
95														16.02

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